EXHIBIT 1

May 20, 2005

Trump Entertainment Resorts, Inc.
725 Fifth Avenue
New York, New York 10022

Ladles and Gentlemen:

     Morgan Stanley & Co. Incorporated (“MS”) hereby irrevocably agrees with Trump Entertainment Resorts, Inc. (the “Company’) to vote all shares of Class A Common Stock of the Company beneficially owned in aggregate by MS in excess of 9.9% of the outstanding shares of Class A Common Stock of the Company in proportion to all votes cast by the other holders of common stock of the Company (as determined by the Company and excluding for these purposes all shares of Class A Common Stock beneficially owned by MS and all shares of Class A Common Stock and Class B Common Stock beneficially owned by Donald J. Trump and his controlled affiliates).

Sincerely,

Morgan Stanley & Co. Incorporated

By:	/s/ Michael Petrick

	Name:	Michael Petrick
	Title:	Managing Director

Accepted as of the date
first above mentioned

Trump Entertainment Resorts, Inc.

By:	/s/ Scott Butera

	Name:	Scott Butera
	Title:	President and C.O.O.